[COMPAQ LETTERHEAD]

FOR IMMEDIATE RELEASE

COMPAQ REPORTS FIRST QUARTER EARNINGS

       HOUSTON, April 25, 2000 — Compaq Computer Corporation (NYSE: CPQ) today announced first quarter 2000 net income of $325 million, or $0.19 per diluted common share, compared with $281 million, or $0.16 per diluted common share, in the year-earlier period. Adjusted for a net after-tax gain of $44 million related to Compaq’s strategic investment portfolio, earnings per diluted common share were $0.16.

      Compaq reported worldwide revenue of $9.51 billion for the quarter ended March 31, 2000, an increase of 1 percent year over year. In constant currency, revenue increased 4 percent year over year.

      First quarter gross margin as a percentage of revenue declined 1.7 percentage points year over year, and increased 0.8 percentage points sequentially.

      Operating expense totaled $1.76 billion for the first quarter, a 7 percent reduction from the first quarter 1999, and an 8 percent reduction sequentially. This was the third consecutive quarter that Compaq’s operating expense decreased.

      “Overall, I am pleased with our improved execution in the quarter as the fourth to first quarter transition has traditionally been challenging for us,” said Michael Capellas, Compaq President and Chief Executive Officer. “While our revenue was affected by the early quarter industry slowdown caused by the Y2K lockdown, a general weakness in Europe, and continued efforts to reduce our channel inventory, we met our earnings objectives. We also demonstrated continued progress in reducing our cost structure and returning to topline growth.

      “We made major strides in improving the business model of our commercial PC group. The consumer business enjoyed strong revenue growth. Himalaya revenue was up and we saw good results in our industry standard server segment except in Europe. And we are taking aggressive steps to re-ignite growth in Europe,” said Capellas.

Business Overview

      In the Enterprise Solutions and Services Group (ESSG), revenue was $4.7 billion, down 4 percent year over year. Segment operating income was $568 million, a decrease of 13 percent year over year. First quarter ESSG operating income was 12 percent of revenue. The enterprise business represented 50 percent of first quarter revenue. This business declined due to Y2K lockdowns, channel inventory reductions, and a weak European market.

      Industry standard server demand remained strong in all regions except Europe, with high-end 8-way servers shipping at a record pace. Himalaya sales also increased. Alpha sales decreased due to a manufacturing plant transition in North America and customer anticipation of the May 2000 launch of Compaq’s next generation Alpha server “Wildfire.” The company said it already has orders for 120 Wildfire servers, signaling a strong start for Q2.

      The storage business had mixed results with lower attached storage (due to channel inventory reductions) but saw increased external storage sales.

      Total services revenue grew 2 percent with the Y2K lockdown having a marked effect on professional service engagements.

      The Commercial Personal Computing Group posted revenue of $2.9 billion, a decrease of 7 percent year over year. The Commercial PC Group reported an operating loss of $19 million, down from a profit of $24 million in the same period one year earlier. On a sequential basis, losses were reduced by 75 percent. Significant progress has been made over the past three quarters, with an improvement in segment operating income results of over $200 million from Q2 1999 levels. Commercial PC products accounted for 30 percent of first quarter revenue. The steady improvement in this business’ results reflects more selective higher-margin sales and the completion of the acquisition of key assets from Inacom.

      Compaq’s Consumer Group posted revenue of $1.8 billion, an increase of 35 percent over the prior year period. Segment operating income was $82 million, essentially flat year over year. The Consumer Group represented 19 percent of first quarter revenue. The Consumer Group achieved strong market penetration with a 50 percent year over year increase in unit sales and exceptional international expansion. “Beyond the box” revenue, including printers and Internet access and traffic, represented more than 15 percent of operating income.

      The business groups’ results do not include corporate and unallocated shared expenses of $171 million in the first quarter of 2000 and $270 million in the first quarter of 1999.

      On a geographic basis year over year, Compaq’s revenue grew 4 percent in North America; 39 percent in Latin America, 14 percent in Asia-Pacific, 21 percent in Japan and 9 percent in Greater China, while declining 12 percent in Europe, Middle East, and Africa.

Business Outlook

      “During the last three quarters, we’ve focused on building a strong base for profitable growth,” said Capellas. “We’ve made excellent progress on restoring the fundamentals of the business. We’re successfully executing our strategy to lead in providing Internet infrastructure and access. And we will drive topline growth through new products, strategic partnerships, and aggressive go-to-market plans.

      “Our innovative products will range from Wildfire at the high end to our iPAQ Pocket PC. Compaq is the premier Windows 2000 partner and we believe this is one of the foundation platforms for the Internet economy. We’ve announced new or expanded alliances with market leaders like Siebel Systems, Radio Shack, Sears, StorageNetworks, and Disney. And recently, Compaq committed more than $1 billion to the service provider market where we continue to extend our preferred supplier position.

      “We do not underestimate the challenges that remain, but our progress is evident both from our financial results and from the momentum we’re gaining in the market. We believe that this trend will continue in the second quarter and accelerate during the second half of the year,” said Capellas.

Company Background

      Compaq Computer Corporation, a Fortune Global 100 company, is the largest supplier of computing systems in the world. Compaq designs, develops, manufactures, and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs.

      Compaq products and services are sold in more than 200 countries directly to businesses, through a network of authorized Compaq marketing partners, and directly to businesses and consumers through Compaq’s e-commerce Web site at http://www.compaq.com. Compaq markets its products and services primarily to customers from the business, home, government, and education sectors. Customer support and information about Compaq and its products and services are available at http://www.compaq.com.

#  #  #

Compaq is Registered with the U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies. This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include implementation of new distribution systems; changes in product mix; unanticipated component shortages; increased competitive factors and pricing pressures; market responses to pricing actions and promotional programs; inventory risks due to shifts in market demand; volatility of certain equity investments; and instability in developing countries that may affect operations. Further information on the factors that could affect Compaq’s financial results is included in the company’s Securities and Exchange Commission (SEC) filings, including the latest annual report on Form 10-K and the latest quarterly report on Form 10-Q.

Compaq Contacts:

Media Relations:	Jim Finlaw	281-514-6137	jim.finlaw@compaq.com
	Alan Hodel	281-518-8932	alan.hodel@compaq.com

Investor Relations:		281-514-9549 OR 800-433-2391
investor.relations@compaq.com

COMPAQ COMPUTER CORPORATION

CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three months ended
	March 31,
(In millions, except per share amounts)	2000	1999

Revenue:
Products	$7,820	$7,819
Services	1,693	1,600

Total revenue	9,513	9,419

Cost of sales:
Products	6,111	6,007
Services	1,213	1,085

Total cost of sales	7,324	7,092

Selling, general and administrative	1,401	1,477
Research and development	356	404
Other (income) expense, net	(46)	34

	1,711	1,915

Income before provision for income taxes	478	412
Provision for income taxes	153	131

Net income	$325	$281

Earnings per common share:
Basic	$0.19	$0.17

Diluted	$0.19	$0.16

Shares used in computing earnings per common share:
Basic	1,697	1,689

Diluted	1,740	1,750

COMPAQ COMPUTER CORPORATION

CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
(In millions, except par value)	2000	1999

ASSETS

Current assets:
Cash and cash equivalents	$3,175	$2,666
Short-term investments	—	636
Accounts receivable, net	7,226	6,685
Inventories	2,016	2,008
Deferred income taxes	1,356	1,460
Other assets	387	394

Total current assets	14,160	13,849

Property, plant and equipment, net	3,362	3,249
Other assets, net	10,479	10,179

	$28,001	$27,277

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$1,552	$453
Accounts payable	3,973	4,380
Deferred income	1,056	972
Accrued restructuring costs	862	1,002
Other current liabilities	4,816	5,031

Total current liabilities	12,259	11,838

Postretirement and other postemployment benefits	667	605

Stockholders’ equity:
Preferred stock, $.01 par value
(authorized: 10 million shares; issued: none)	—	—
Common stock and capital in excess of $.01 par value

(authorized: 3 billion shares; issued and outstanding:
1,723 million and 1,698 million shares, respectively, at March 31, 2000 and 1,715 million and 1,694 million shares, respectively, at December 31, 1999)	7,724	7,627
Retained earnings	5,231	4,948
Accumulated other comprehensive income	2,865	2,919
Treasury stock	(745)	(660)

Total stockholders’ equity	15,075	14,834

	$28,001	$27,277

COMPAQ COMPUTER CORPORATION

SEGMENT INFORMATION
(Unaudited)

	Three months ended
	March 31,
(In millions)	2000	1999

Enterprise Solutions and Services
Revenue	$4,726	$4,930
Operating income	568	652

Commercial Personal Computing
Revenue	2,872	3,098
Operating income (loss)	(19)	24

Consumer
Revenue	1,832	1,357
Operating income	82	82

Other
Revenue	83	34
Operating income (loss)	18	(76)

Consolidated segment totals
Revenue	$9,513	$9,419
Operating income	$649	$682

A reconciliation of Compaq’s consolidated segment operating income to consolidated income (loss) before provision for income taxes follows:

	Three months ended
	March 31,
(In millions)	2000	1999

Consolidated segment operating income	$649	$682
Corporate and unallocated shared expenses	(171)	(270)

Income before provision for income taxes	$478	$412